EX.-99.23.h.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made and entered into as of   13th of December   2006, by and among CAMCO Investors Fund, a Pennsylvania corporation (“Assignor”), and CAMCO Investors Trust, an Ohio business trust (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Agreement and Plan of Reorganization dated as of   November 13  , 2006 (the “Reorganization Agreement”), pursuant to which Assignee is being established in order to facilitate a tax-free reorganization (the “Reorganization”) of the Assignor into a newly-created shell portfolio of the Assignee (the “New CAMCO Fund”); and

WHEREAS, on the effective date of the Reorganization, the Assignor would transfer all of its assets and liabilities to the New CAMCO Fund; and

WHEREAS, Assignor is a party to that certain Transfer Agent Agreement (the “Transfer Agent Agreement”) dated as of October 10, 2003 by and between Assignor and Mutual Shareholder Services, LLC (“MSS”); and

WHEREAS, Assignor is also a party to that certain Accounting Services Agreement (together with the Transfer Agent Agreement, the “Assumed Agreements”) dated as of October 10, 2003 by and between Assignor and MSS; and

WHEREAS, pursuant to the Reorganization Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Assignment and Assumption Agreement is contemplated by Section 2 of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.

Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Reorganization Agreement.

2.

Assignment and Assumption.  Effective as of the Effective Time, Assignor hereby assigns, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor's right, title, benefit, privileges and interest in and to, and all of Assignor's burdens, obligations and liabilities in connection with each of the Assumed Agreements. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, in connection with the Assumed Agreements.

3.

Terms of the Reorganization Agreement.  The terms of the Reorganization Agreement, including, but not limited to, Assignor's representations, warranties, covenants and agreements relating to the Assumed Agreements, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants and agreements contained in the Reorganization Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Reorganization Agreement and the terms hereof, the terms of the Reorganization Agreement shall govern.

4.

Further Actions.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5.

Successors and Assigns.  This Assignment and Assumption Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees.

6.

Assignment.  Neither this Assignment and Assumption Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other party except that Assignee may assign its rights and obligations under this Assignment and Assumption Agreement to an affiliated corporation or limited liability company.

7.

Applicable Law.  This Assignment and Assumption Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Ohio.

8.

Counterparts.  This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

CAMCO Investors Fund

CAMCO Investors Trust

/s/ Dennis M. Connor

,

/s/ Dennis M. Connor

,

a Pennsylvania corporation

an Ohio business trust

By:

Dennis M. Connor

By:

Dennis M. Connor

Its:

President

Its:

President